                                    347-0367


                                 August __, 1996



U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C.  20549

          Re:  PREMIS Corporation
               Registration Statement on Form S-2
               Our File No. 30874.001

Dear Sir or Madam:

     We are counsel for PREMIS Corporation (the "Company") in connection with the filing with the Commission of a Registration Statement on Form S-2 (the "Registration Statement") for registration of 1,750,000 shares of common stock of the Company, $.01 par value (the "Common Stock"), plus up to an additional 262,500 shares which may be acquired upon exercise of the underwriters' overallotment option for sale by the Company (collectively, the "Shares") and registration of certain other securities underlying the warrant to be issued to the representative of the Underwriters.

     We have examined and are familiar with such documents and corporate records of the Company as we have deemed necessary and appropriate for the purpose of rendering the following opinion. Based on the foregoing, we are of the opinion that:

          When the Shares of Common Stock are issued by the Company pursuant to the Registration Statement, such Shares will, when sold pursuant to the Registration Statement, be validly issued, fully paid and nonassessable.

U.S. Securities and Exchange Commission
August __, 1996
Page 2



     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and the Prospectus.


                                Very truly yours,



                                Janna R. Severance


JRS/djw
Enclosures
cc:  Fritz Biermeier